Officers’ Certificate

March 20, 2007

                The undersigned, on behalf of The Stanley Works, a Connecticut corporation (the “Company”), acting pursuant to resolutions adopted by the Company’s Board of Directors (the “Board”) on February 21, 2007 (the “February Resolutions”) and resolutions adopted by the Pricing Committee (as defined in the February Resolutions) on March 15, 2007 (the “Pricing Committee Resolutions”), hereby establish a series of securities (the “Securities”) by means of this Officers’ Certificate. Unless otherwise specified, capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the indenture (the “Initial Indenture”), dated as of November 1, 2002, as supplemented by a supplemental indenture (the “Supplemental Indenture,” and together with the Initial Indenture, the “Indenture”), dated as of the date hereof, between the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”) to JP Morgan Chase Bank N.A. Pursuant to Section 3.1 of the Indenture and pursuant to the February Resolutions and the Pricing Committee Resolutions, there is hereby established a series of Securities which, in addition to the terms provided in the Indenture, shall have the following terms:

1. The title of the series of Securities shall be the 5.00% Notes due 2010.

2. The CUSIP No. for the Securities is 854616AL3.

3. The limit upon the aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6, 9.5 or 11.7 of the Indenture) shall be $200,000,000.

4. The Securities shall mature on May 15, 2010.

5. The Securities shall bear interest from March 20, 2007 at the rate of 5.00% per annum.

6. Interest shall be payable semiannually, in arrears, on March 15, and September 15, commencing on September 15, 2007, to the persons in whose names the Securities are registered at the close of business on the preceding March 1 and September 1, respectively.

7. The Securities shall be issued only in denominations of $1,000 and integral multiples of $1,000.

8. Payment on the principal of (and premium, if any) and interest, on the Securities shall be made, and notices or demands to or upon the Company in respect of the Securities and the Indenture shall be served, at the principal office of the Trustee at The Bank of New York Trust Company, N.A., 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602.

9. The Securities shall be senior and unsecured and shall rank equally with all of the Company’s existing and future senior and unsecured debt and rank senior to all of the Company’s existing and future subordinated debt. The Securities will be junior to all of the Company’s existing and future secured debt.

10. The Securities shall be issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000, and the Securities shall not be issued in the form of Bearer Securities or temporary global Securities.

11. The Securities shall be issued as Registered Securities in permanent global form, as set forth in Sections 2.1 and 2.3 of the Indenture. The certificates representing the global Securities will be deposited with, or on behalf of, a custodian for The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

12. The Securities shall not be redeemable at the option of the Company.

13. The Company shall not be obligated to redeem or purchase any of such Securities or at the option of any Holder thereof, other than upon a Change of Control Triggering Event (as defined below), set forth in Section 24 hereof.

14. The Securities shall not be convertible into shares of Common Stock and/or exchangeable for other securities.

15. Section 4.2(2) of the Indenture (relating to defeasance) and Section 4.2(3) of the Indenture (relating to covenant defeasance) shall be applicable to the Securities.

16. The Securities shall not be issuable upon the exercise of warrants.

17. The Securities shall be denominated in and principal of (and premium, if any) or interest on the Securities shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

18. None of the principal of (and premium, if any) or interest on the Securities will be payable at the election of the Company or a holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Securities are denominated or stated to be payable.

19. The amount of payments of principal of (and premium, if any) or interest, on the Securities shall not be determined with reference to an index or formula.

20. The Securities shall not contain any deletions from, modification of or additions to the Events of Default or covenants of the Company contained in the Indenture.

21. The Security Register and Paying Agent for the Securities shall be the Trustee.
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22. Pursuant to Section 2.1 of the Indenture and pursuant to the February Resolutions and the Pricing Committee Resolutions, the form of Securities attached hereto as Annex A is hereby established as the form of the Securities.

23. Beneficial owners of interests in the Securities may exchange such interests for Securities of the same series and of like tenor and of any authorized form and denomination in the manner specified in Section 3.5 of the Indenture.

24. If a Change of Control Triggering Event occurs, a Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of its Securities pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer payment in cash equal to 100% of the aggregate principal amount of Securities to be repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to Holders describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by us and the amount to be paid by the paying agent.

For purposes of the foregoing discussion of a repurchase at the option of Holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until
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the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Company’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of the Company’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors; or (3) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date the Securities were first issued; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB— (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
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“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

25. Each of the Securities shall be authenticated and delivered by the Trustee upon delivery to the Trustee of (i) such Securities duly executed as provided in the Indenture, with the terms set forth therein duly completed, (ii) the Officers’ Certificate with respect to such Securities and (iii) a copy of the February Resolutions and the Pricing Committee Resolutions, each such resolutions certified by the Secretary of the Company.

26. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Officer’s Certificate and the construction of its terms.

27. The other terms and conditions of the Securities shall be substantially as set forth in the Indenture relating to the Securities.
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IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers’ Certificate as of the date first written above.

Name: Title:
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Annex A